UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 21, 2005

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-549747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

817 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 21, 2005, we entered into salary continuation agreements with Messrs. Holley, Montgomery and Lusk. Pursuant to these agreements, these executives are entitled to certain non-qualified retirement benefits, as described below. FSGBank, N.A., is the owner of previously purchased life insurance policies on the executives. The value of these policies may be used as a source for the payment of benefits that become due under the salary continuation agreements.

Mr. Holley’s salary continuation agreement provides that Mr. Holley will be entitled to monthly benefits for 15 years upon his retirement after reaching normal retirement age (65). The amount of the monthly benefit will be based on a percentage of Mr. Holley’s final annual base salary or his average base salary for the three years prior to reaching normal retirement age, whichever is greater. The initial percentage of base salary payable to Mr. Holley is 60%, increasing 4% annually to a maximum of 80%.

Messrs. Montgomery and Lusk’s agreements are comparable to Mr. Holley’s agreement. The initial percentage of base salary (or, if applicable, average base salary) payable to Mr. Montgomery is 30%, increasing 2% annually to a maximum of 50%. Mr. Lusk is initially entitled to receive 20% of his base salary (or, if applicable, average base salary), increasing 1% annually to a maximum of 40%.

In the event an executive voluntarily resigns without good reason (as defined in the salary continuation agreements), he would be entitled to the vested percentage of the benefits actually accrued under his salary continuation agreement. The benefits vest in five equal annual increments beginning on June 1, 2006. In the event of a change in control, involuntary termination without cause, or resignation for good reason (each as defined in the salary continuation agreement), the executive would be entitled to the projected maximum benefit under his salary continuation agreement, based on his maximum percentage benefit and his expected annual salary upon reaching his normal retirement age. In the event of a termination due to disability, the executive would be entitled to 100% of the benefits accrued under the salary continuation agreement. Any such benefits are payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following his termination of employment or, if later, upon reaching normal retirement age. In the event an executive dies while benefits are still payable, his designated beneficiary would be entitled to all benefit payments at the same time and in the same manner as they would have been paid to the executive.

In the event an executive is terminated for cause (as defined in the salary continuation agreements), the executive would not be entitled to any benefits under his salary continuation agreement.

In the event an executive dies while in active service of the Company, his designated beneficiary would be entitled to the projected maximum benefit under the salary continuation agreement. Such benefit is payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following the executive’s death.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: December 28, 2005
	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer